Exhibit 99.1

XL Group plc
XL House
One Bermudiana Road Hamilton HM08 Bermuda

Phone:	(441) 292-8515
Fax:	(441) 292-5280

Press Release

Contact:	David R. Radulski	Carol A. Parker Trott
	Investor Relations	Media Relations
	(441) 294-7460	(441) 294-7290

XL GROUP PLC ANNOUNCES FIRST QUARTER 2011 RESULTS

•	Operating net loss[1] of $163.0 million, or a loss of $0.52 per share, for the quarter

•	Net loss attributable to ordinary shareholders of $227.3 million, or a loss of $0.73 per share

•	P&C operations combined ratio of 125.8% for the quarter

•	Current year natural catastrophe losses of $387.4 million, net of reinstatement premiums, recorded for the quarter

•	Fully diluted book value per ordinary share[2] of $29.03 at March 31, 2011, a decrease of 2.5% in the quarter

•	Gross P&C premiums written increased by 9.2% compared to the prior year quarter as a result of select new business growth and exposure increase in certain lines linked to economic growth

1 Defined as net income (loss) attributable to ordinary shareholders excluding net realized gains and losses on investments, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for the Company’s insurance company affiliates for the periods presented, the gains recognized on the repurchase of the Company’s preference ordinary shares, as well as foreign exchange gains or losses, net of tax. “Operating net income” and “annualized return on ordinary shareholders’ equity” based on operating net income are “non-GAAP financial measures.” The results from prior periods have been reclassified to conform to the current period presentation. See the schedule entitled “Reconciliation” at the end of this release for a reconciliation of “operating net income” to net income (loss) attributable to ordinary shareholders and of “annualized return on ordinary shareholders’ equity” based on operating net income to average ordinary shareholders’ equity.

2 Book value per share and fully diluted book value per ordinary share are non-GAAP financial measures and represent book value per ordinary share (total shareholders’ equity less preference shareholders’ equity and non-controlling interest in equity of consolidated subsidiaries, divided by the number of outstanding ordinary shares at any period end) combined with the dilutive impact of potential future share issues at any period end. The Company believes that fully diluted book value per ordinary share is a financial measure important to investors and other interested parties who benefit from having a consistent basis for comparison with other companies within the industry. However, this measure may not be comparable to similarly titled measures used by companies either outside or inside of the insurance industry.

HAMILTON, BERMUDA – May 3, 2011 – XL Group plc (“XL” or the “Company”) (NYSE: XL) today reported its first quarter 2011 results.

Commenting on the Company’s performance, Chief Executive Officer Mike McGavick said:

“XL’s first quarter results demonstrate resilience in the face of global catastrophic events. We are proud of the roles our insurance and reinsurance solutions are playing in the recovery of the devastated economies. Our risk management discipline again resulted in estimated losses from the quarter’s three major catastrophes that are well within our expected levels. As markets respond to these events and others, we believe our underwriting excellence, operating efficiency and capital strength put XL in an exceptional position to pursue the opportunities provided by improving market conditions.”

Highlights - Three months ended March 31

(US dollars in thousands except per share amounts)

	Three months ended March 31

	2011	2010

Net income (loss) attributable to ordinary shareholders	$(227,284)	$127,996
Per ordinary share	$(0.73)	$0.37

Operating net income (loss) [1]	$(162,989)	$149,612
Per ordinary share	$(0.52)	$0.44

•

The decline in operating net income (loss) compared to the prior year quarter was driven by the increase in P&C net losses incurred due to large current year natural catastrophe losses net of reinstatement premiums of $387.4 million compared to $181.1 million for the prior year quarter. Current year natural catastrophe losses that impacted the Company during the quarter included the March 11, 2011 Japanese earthquake and related tsunami of $242.6 million, the Australian floods of $66.9 million and the Christchurch New Zealand earthquake of $75.3 million.

•

Net investment income for the quarter was $280.3 million compared to $308.3 million in the prior year quarter. The decline was primarily due to lower US interest rates and cash outflows from the invested portfolio.

•	Net investment income from investment affiliates contributed $27.2 million in the quarter compared to $8.2 million in the prior year quarter as a result of strong private investment returns.

•

Net realized investment losses for the quarter were $66.4 million compared to $36.2 million in the prior year quarter. Losses in the quarter relate primarily to losses on sales of European hybrid securities and impairments on below investment grade non-agency residential mortgage-backed securities.

•

Fully diluted book value per ordinary share decreased by 2.5% from the prior quarter driven primarily by the natural catastrophe losses listed above and increased dilution associated with the Company’s equity security units, partially offset by the impact of share buybacks during the quarter. During the quarter, the Company purchased 7.3 million shares for $165.6 million at an average price of $22.83, which was accretive to book value per ordinary share by $0.14.

P&C operations - Three months ended March 31

(US dollars in thousands)

	Three months ended March 31

	2011	2010

Gross premiums written	$2,099,120	$1,922,313
Net premiums written	1,714,282	1,596,525
Net premiums earned	1,271,696	1,263,601

Underwriting (loss)	(328,064)	(6,610)

Loss ratio	95.1%	70.6%
Underwriting expense ratio	30.7%	29.9%
Combined ratio	125.8%	100.5%

•

P&C gross premiums written (“GWP”) increased 9.2% from the prior year quarter, driven by an increase in the Insurance segment of 8.0% and Reinsurance segment of 10.9%. Insurance segment growth in GWP included increased exposures tied to improving economic conditions, the renewal of certain multi–year accounts and select new business initiatives. The increase in GWP for Reinsurance came specifically from opportunities in Europe, principally the UK motor market, marine and some increases in our Continental European catastrophe portfolio.

•

P&C net premiums earned (“NPE”) of $1.3 billion was comprised of $875.9 million from the Insurance segment and $395.8 million from the Reinsurance segment. Compared to the prior year quarter, Insurance NPE decreased by 2.4% and Reinsurance NPE increased by 8.0%.

•

The loss ratio was 24.5 percentage points worse than the prior year quarter. Included in the loss ratio was favorable prior year development of $71.0 million compared to $86.7 million in the prior year quarter. The loss ratio was also impacted by natural catastrophe losses of $387.4 million, net of reinstatement premiums. In the prior year quarter, natural catastrophe losses were $181.1 million, net of reinstatement premiums. Excluding prior year development and natural catastrophe losses, the first quarter loss ratio was 6.7 percentage points higher than the prior year quarter primarily due to an increased number of large property losses.

•

Operating expenses were largely consistent with the fourth quarter; however, such expenses increased compared to the prior year quarter from $229.1 million to $260.5 million. Increased expenses related largely to the build out of the Company’s previously announced strategic implementation office and other initiatives, combined with the impact of certain redundancy costs.

•

The P&C combined ratio excluding prior year development and the impact of natural catastrophe losses for the quarter was 100.9%, compared to 93.1% for the prior year quarter. The Insurance segment combined ratio on this basis was 106.6% for the quarter compared to 96.4% for the prior year quarter, while the Reinsurance segment combined ratio on this basis was 87.7% compared to 84.8% for the prior year quarter.

Further details of the results for the quarter may be found in the Company’s Financial Supplement, which is dated May 3, 2011 and is available from the Investor Relations section of the XL Group website.

The Company will host a conference call to discuss its first quarter results on Wednesday, May 4, 2011 at 8:30 a.m. Eastern Time. The conference call can be accessed through a listen-only dial-in number or through a live webcast. To listen to the conference call, please dial (866) 617-1526 or (210) 795-0624, passcode: ‘XL GLOBAL’. The webcast will be available at www.xlgroup.com and will be archived on XL’s website from approximately 11:00 a.m. Eastern Time on May 4, 2011, through midnight Eastern Time on June 4, 2011. A telephone replay of the conference call will also be available beginning at 11:00 a.m. Eastern Time on May 4, 2011, until midnight Eastern Time on June 4, 2011 by dialing (201) 369-0759 or (866) 419-2678.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” or similar statements of a future or forward-looking nature identify forward-looking statements. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes (a) changes in the size of XL’s claims relating to natural or man-made catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date; (b) trends in rates for property and casualty insurance and reinsurance; (c) the timely and full recoverability of reinsurance placed by XL with third parties, or other amounts due to XL; (d) changes in ratings, rating agency policies or practices; (e) changes in the projected amount of ceded reinsurance recoverables; (f) XL’s ability to successfully implement its business strategy especially during the “soft” market cycle; (g) greater frequency or severity of claims and loss activity than XL’s underwriting, reserving or investment practices anticipate based on historical experience or industry data; (h) changes in general economic conditions, including the effects of inflation and changes in interest rates, credit spreads, foreign currency exchange rates and other factors; (i) developments, including uncertainties related to the depth and duration of the recession and to the financial condition of counterparties, reinsurers and other companies that are at risk of bankruptcy and affect XL’s business, and future volatility in the world’s credit, financial and capital markets that adversely affect the performance and valuation of XL’s investments or access to such markets; (j) the potential for changes to methodologies, estimations and assumptions that underlie the valuation of XL’s financial instruments that could result in changes to investment valuations; (k) changes to XL’s assessment as to whether it is more likely than not that it will be required to sell, or has the intent to sell, available-for-sale debt securities before their anticipated recovery; (l) the ability of XL’s subsidiaries to pay dividends to XL Group plc; (m) the potential effect of regulatory developments in the jurisdictions in which XL operates, including those that could impact the financial markets or increase XL’s business costs and required capital levels; (n) changes in applicable tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof; and (o) the other factors set forth in XL’s reports on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

XL intends to use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the website in the Investor Relations section. Accordingly, investors should monitor such portions of XL’s website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

# # #

XL Group plc
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands)

		Three months ended March 31 (Unaudited)
		2011	2010

Income statement data:
Revenues:
Gross premiums written:
	- P&C operations	$2,099,120	$1,922,313
	- Life operations	97,659	112,901

Net premiums written:
	- P&C operations	1,714,282	1,596,525
	- Life operations	89,672	104,666

Net premiums earned:
	- P&C operations	1,271,696	1,263,601
	- Life operations	89,687	104,884

Net investment income		280,263	308,324
Net realized (losses) gains on investments		(66,437)	(36,176)
Net realized and unrealized (losses) gains on derivative instruments		3,567	(20,480)
Net income (loss) from investment affiliates		27,150	8,178
Fee income and other		8,932	8,418

	Total revenues	$1,614,858	$1,636,749

Expenses:
Net losses and loss expenses incurred	- P&C operations	$1,208,865	$892,200
Claims and policy benefits	- Life operations	133,231	123,743
Acquisition costs		188,490	201,137
Operating expenses		260,527	229,108
Foreign exchange (gains) losses		9,514	(21,083)
Interest expense		54,147	49,070
Amortization of intangible assets		465	465

	Total expenses	$1,855,239	$1,474,640

Net income (loss) before non-controlling interest, income tax and net
income from operating affiliates		$(240,381)	$162,109

Income tax		(32,797)	29,836
Net (income) loss from operating affiliates		(13,636)	(11,606)

Net income (loss)		$(193,948)	$143,879

Non-controlling interests (Note 1)		(33,336)	1

Net income (loss) attributable to XL Group plc		$(227,284)	$143,880

Preference share dividends		—	(32,500)
Gain on repurchase of preference ordinary shares (Note 1)		—	16,616

Net income (loss) attributable to ordinary shareholders		$(227,284)	$127,996

Note 1: During the current quarter, the Redeemable Series C preference ordinary shares were reclassified as Non-controlling interest – Redeemable Series C preference ordinary shares and Series E preference ordinary shares were reclassified as Non-controlling interest in equity of consolidated subsidiaries on the Company’s consolidated balance sheet as a result of changes in ownership structure arising as part of the Company’s redomestication of the ultimate parent holding company to Ireland as of July 1, 2010. Accordingly, preference share dividends declared are recorded as Non-controlling interest in net (income) loss of subsidiary rather than as Preference share dividends within the consolidated statements of income from July 1, 2010 onwards.

XL Group plc
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands, except per share amounts)

	As at March 31, 2011 (Unaudited)	As at December 31, 2010 (Note 1)

Selected balance sheet data:

Total investments available for sale	$27,518,390	$27,677,553

Total fixed maturities, held to maturity	2,828,108	2,728,335

Cash and cash equivalents	3,385,805	3,022,868

Investments in affiliates	1,028,259	1,069,028

Unpaid losses and loss expenses recoverable	3,588,935	3,671,887

Total assets	45,882,141	45,023,351

Unpaid losses and loss expenses	20,776,958	20,531,607

Deposit liabilities	1,670,609	1,684,606

Future policy benefit reserves	5,224,984	5,075,127

Unearned premiums	4,074,090	3,484,830

Notes payable and debt	2,462,917	2,464,410

Non-controlling interest - Redeemable series C preference ordinary shares	71,150	71,900

Total shareholders’ equity	10,268,996	10,613,049

Diluted book value per ordinary share (Note 2)	$29.03	$29.78

Basic book value per ordinary share (Note 2)	$29.95	$30.37

Note 1: Certain items have been reclassified to conform to the current period presentation.

Note 2: Book value per share and fully diluted book value per ordinary share are non-GAAP financial measures and represent book value per ordinary share (total shareholders’ equity less preference shareholders’ equity and non-controlling interest in equity of consolidated subsidiaries, divided by the number of outstanding ordinary shares at any period end) combined with the dilutive impact of potential future share issues at any period end.

XL GROUP plc

RECONCILIATION

The following is a reconciliation of the Company’s (i) net income (loss) attributable to ordinary shareholders to operating net income (loss) (Note 1) and (ii) annualized return on ordinary shareholders’ equity (based on operating net income (loss)) to average ordinary shareholders’ equity for the three months ended March 31, 2011 and 2010.

	Three months ended March 31 (Unaudited)
(U.S. dollars in thousands)	2011	2010

		(Note 4)

Net income (loss) attributable to ordinary shareholders	$(227,284)	$127,996

Net realized losses on investments, net of tax	63,315	36,242

Net realized and unrealized losses (gains) on derivatives, net of tax	(5,209)	20,217

Net realized and unrealized (gains) losses on investments and derivatives related to the Company’s insurance company affiliates	(874)	(1,121)

Foreign exchange (gains) losses, net of tax	7,197	(17,106)

Gain on repurchase of preference ordinary shares	(134)	(16,616)

Operating net income (loss) (Note 1)	$(162,989)	$149,612

Per ordinary share results: (Note 2)

Net income (loss) attributable to ordinary shareholders	$(0.73)	$0.37

Operating net income (loss) (Note 1)	$(0.52)	$0.44

Weighted average ordinary shares outstanding:

Basic	311,478,402	342,148,365
Diluted - Net income	311,478,402	342,759,685
Diluted - Operating net income	311,478,402	342,759,685

Return on ordinary shareholders’ equity:

Average ordinary shareholders’ equity	$9,438,975	$8,734,685

Operating net income (loss) (Note 1)	$(162,989)	$149,612

Annualized operating net income (loss) (Note 1)	N/A	$598,448

Annualized return on ordinary shareholders’ equity - operating net income (loss) (Notes 1 and 3)	N/A	6.9%

Note 1: Defined as net income (loss) attributable to ordinary shareholders excluding net realized gains and losses on investments, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for the Company’s insurance company affiliates for the periods presented, the gains recognized on the repurchase of the Company’s preference ordinary shares, as well as foreign exchange gains or losses, net of tax. Operating net income and annualized return on ordinary shareholders’ equity based on operating net income are “ non-GAAP financial measures.” The results from prior periods have been reclassified to conform to the current period’s press release.

Note 2: Diluted weighted average number of ordinary shares outstanding is used to calculate per share data except where it is anti-dilutive to earnings per share or where there is a net loss. When it is anti-dilutive or when a net loss occurs, basic weighted average ordinary shares outstanding is utilized in the calculation of net loss per share and net operating loss per share.

Note 3: Ordinary shareholders’ equity is defined as total shareholders’ equity less preference ordinary shares and less non-controlling interest in equity of consolidated subsidiaries.

Note 4: Certain amounts have been reclassified to conform to the current period presentation.

Comment on Regulation G

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance. This press release contains the presentation of (i) operating net income (loss) (“Operating Net Income”), which is defined as net income (loss) attributable to ordinary shareholders excluding net realized gains and losses on investments, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for the Company’s insurance company affiliates for the periods presented, the gains recognized on the repurchase of the Company’s preference ordinary shares, as well as foreign exchange gains or losses, net of tax (ii) annualized return on ordinary shareholders’ equity (“ROE”) based on operating net income (loss) (“Operating ROE”) and (iii) book value per ordinary share (ordinary shareholders’ equity divided by the number of shares outstanding at the period end date) and fully diluted book value per ordinary share (book value per share adjusted for the impact of share based compensation and certain conversion features where dilutive). These items are “non-GAAP financial measures” as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included in this press release.

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL’s operations and the Company’s insurance company operating affiliates, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value without actual realization. In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of this variable. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains is largely a function of economic and interest rate conditions.

Investment derivatives include all derivatives entered into by XL other than credit derivatives. With respect to credit derivatives, because XL and its insurance company operating affiliates generally hold financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies’ treatment of such contracts) as the changes in fair value each quarter are not indicative of underlying business performance.

The gains recognized on the repurchase of the Company’s preference ordinary shares, are excluded as these transactions were capital in nature and outside the scope of the Company’s underlying business.

Foreign exchange gains and losses in the income statement are only one element of the overall impact of foreign exchange fluctuations on the Company’s financial position and are not representative of any economic gain or loss made by the Company. Accordingly, it is not a relevant indicator of financial performance and it is excluded.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing operating net income (loss) enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) makes it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Operating ROE is a widely used measure of any company’s profitability that is calculated by dividing annualized Operating Net Income for any period by the average of the opening and closing ordinary shareholders’ equity. The Company establishes target Operating ROEs for its total operations, segments and lines of business. If the Company’s Operating ROE targets are not met with respect to any line of business over time, the Company seeks to re-evaluate these lines.